                                                                     EXHIBIT 4.1

                          FIRST AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT
                             (TIMOTHY J. CONNOLLY)


          THIS FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amended Agreement") is made effective as of January 1, 2000 (the "Effective Date"), by and among APPLIED VOICE RECOGNITION, INC., a Delaware corporation doing business as E-DOCS.NET ("Employer"), and TIMOTHY J. CONNOLLY, an individual residing in Harris County, Texas ("Employee").

                                 W I T N E S S E T H:

          WHEREAS, Employer, as successor by merger of Applied Voice Recognition, Inc., originally a Utah corporation, and Employee executed that certain Employment Agreement dated effective as of July 1, 1997 (the "Agreement");

          WHEREAS, Employer and Employee executed that certain First Amendment to Employment Agreement dated effective as of August 2, 1999 (the "Amendment");

          WHEREAS, Employer and Employee orally agreed to allow any salary payments due to Employee to be paid in common stock of the Company at the option of Employee and under conditions acceptable to the Employee; and

          WHEREAS, Employer and Employee now desire to amend and restate the Agreement, as amended by the Amendment, pursuant to the terms and provisions set forth herein.

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby covenant and agree to modify and restate the Agreement as follows:

          1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment with Employer on the terms and conditions set forth in this Amended Agreement.

          2. TERM OF EMPLOYMENT. The term of Employee's employment hereunder (the "Term") shall commence as of July 1, 1997 (the "Commencement Date") and shall continue (subject to termination by either Employer or Employee as hereinafter provided) for an initial term (the "Initial Term") expiring on December 31, 2001 (the "Expiration Date"). The Expiration Date shall be automatically extended unless terminated by Employer or Employee for successive one year periods following the expiration of the Initial Term. If Employer achieves its budgeted gross revenues and EBITDA for the year 2001, this Agreement will be automatically renewed for a one year period expiring December 31, 2002. If Employer desires to terminate Employee's

                                       1
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employment under this Amended Agreement at the end of the Initial Term or at the
end of any succeeding one year term, Employer shall give written notice of such desire to Employee at least one month prior to the expiration of the Initial
Term or any succeeding one year term. If Employee desires to terminate
Employee's employment under this Amended Agreement at the end of the Initial
Term or at the end of any succeeding one year term, Employee shall give written notice of such desire to Employer at least one month prior to the expiration of the Initial Term or any succeeding one year term. At the expiration of the then existing term, Employer shall have no further obligation to Employee other than payment of earned and unpaid Commissions (as hereafter defined) under Section 3(b), and Employee shall have no further obligation to Employer except as set forth in Sections 7, 8, 9 and 10.

          3.  COMPENSATION AND OTHER BENEFITS.

              a. As compensation for all services rendered by Employee in performance of Employee's duties or obligations under this Amended Agreement, Employer shall pay Employee the following base salary (the "Base Salary"):

                   (1) from July 1, 1997 until December 31, 1997, a monthly base salary of SIXTEEN THOUSAND SIX HUNDRED SIXTY-SIX AND 66/100 DOLLARS ($16,666.66);

                   (2) from January 1, 1998 until December 31, 1998, a monthly base salary of EIGHTEEN THOUSAND SEVEN HUNDRED FIFTY AND 00/100 DOLLARS ($18,750.00); and

                   (3) from January 1, 1999 until the Expiration Date, a monthly base salary of TWENTY THOUSAND EIGHT HUNDRED THIRTY-THREE AND 33/100 DOLLARS ($20,833.33).

Employee's Base Salary shall be payable in equal semi-monthly installments or in the manner and on the timetable which Employer's payroll is customarily handled or at such intervals as Employer and Employee may hereafter agree to from time to time. Notwithstanding the foregoing, any base salary due and payable to Employee during the Term, may, at the Employee's option, be paid to Employee in shares of the Company's common stock, par value $.001 per share (the "Common Stock"), on terms acceptable to the Employee and approved by the Board of Directors of the Employer.

          c.       In addition to receiving the Base Salary provided for in
Section 3(a), for calendar year 1999, Employee shall be entitled to a bonus of up to One Hundred Twenty Five Thousand Dollars ($125,000.00). Seventy Five Thousand Dollars ($75,000) of the 1999 bonus shall be earned and paid upon execution of this Amendment, and the remaining $50,000 shall be earned if the performance criteria set forth on ATTACHMENT I hereto are achieved by December 31, 1999 and paid by January 31, 2000. For each year thereafter, Employee shall be entitled to a bonus of up to fifty percent (50%) of Employee's Base Salary; provided, however, Employee shall be entitled to such bonus if, and only if, Employee has met the performance

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criteria set by the Compensation Committee of the Board of Directors of Employer
(the "Compensation Committee") for the applicable period. Criteria set by the Compensation Committee shall be set on a quarterly basis for the quarters ending March 31, June 30, September 30, December 31, and bonuses earned pursuant hereto shall be on a quarterly basis. Employer agrees that performance criteria for Employee's bonus to be earned commencing January 1of each year shall be set on or before January 1 of such year. Employee shall have the opportunity to meet with and discuss such criteria with the Compensation Committee prior to the finalization of such criteria. Upon completion of the criteria for the applicable year, such criteria shall be communicated to Employee in writing. If Employee successfully meets the performance criteria established by Employer (in the discretion of Employer), Employer shall pay to Employee the bonus within thirty (30) days of the end of the applicable quarterly period. Notwithstanding the foregoing, if the Compensation Committee and Employee fail to agree on Performance Criteria for any bonus period, then Employee's bonus shall be deemed to be earned if Employer's Chief Executive Officer has earned his performance bonus for such period under his Employment Agreement with Employer.

          d. Employee shall be entitled to be reimbursed by Employer for all reasonable and necessary expenses incurred by Employee in carrying out Employee's duties under this Amended Agreement in accordance with Employer's standard policies regarding such reimbursements.

          e. Employee shall be entitled during the Term, upon satisfaction of all eligibility requirements, if any, to participate in all health, dental, disability, life insurance and other benefit programs now or hereafter established by Employer which cover substantially all other of Employer's employees and shall receive such other benefits as may be approved from time to time by Employer.

          f. Commencing August 1, 1999, Employee shall be entitled to receive four weeks of paid vacation for each year during the Term and shall be entitled to receive paid holidays as enjoyed by all other employees of Employer.

          g. Effective as of September 1, 1997, Employee shall be entitled to receive an automobile allowance of $750 per month, payable on the first day of each month during the remainder of the Term. Employee shall be responsible for paying all costs related to ownership of Employee's vehicle, including maintenance and repairs, insurance and fuel, except when related to travel to other cities on behalf of Employer.

          h. Employee shall be entitled to a disability policy at the expense of Employer that provides for payments in the amount of one-half of Employee's Base Salary during such period as Employee is disabled, as set forth in and subject to the limitations contained in such policy.

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

          4.       DUTIES.

                   (a) Employee is employed to act as Chairman of the Board of Employer and Chairman of the Strategic and Compensation Committees of Employer. Employee shall be available to consult with the Chief Executive Officer of Employer on an as needed basis as reasonably determined by Employer's Board of Director.

                   (b) Employee agrees that during the period of employment, Employee shall devote full-time efforts to Employee's duties as an employee of Employer and Employee shall use Employee's best efforts to perform the duties of Employee's position in an efficient and competent manner and shall use Employee's best efforts to promote the interests of Employer and any affiliated companies.

                   (c) During the period of employment, Employee agrees not to (i) solely or jointly with others undertake or join any planning for or organization of any business activity competitive with the business activities of Employer, and (ii) directly or indirectly, engage or participate in any other activities in conflict with the best interests of Employer.

                   (d) Employee agrees that during the period of employment Employee shall refer to Employer all opportunities in the computer industry related to voice recognition software designs and applications to which Employee might become exposed in carrying out Employee's duties and responsibilities hereunder.

          5. TERMINATION OF EMPLOYMENT. Employee's employment and this Amended Agreement shall terminate upon the earliest to occur of any of the following events (the actual date of such termination being referred to herein as the "Termination Date"):

                   a.    The termination of the Amended Agreement pursuant to
Section 2.

                   b. Employee's employment pursuant hereto shall terminate in the event of the death of Employee.

                   c. Employer may terminate Employee's employment under this Amended Agreement for cause without any prior notice, upon the occurrence of any of the following events:

                         (2) any embezzlement or wrongful diversion of funds of Employer or any affiliate of Employer by Employee;

                         (3) gross malfeasance by Employee in the conduct of Employee's duties;

                         (4)   material breach of this Amended Agreement;

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

                         (5) gross neglect by Employee in carrying out Employee's duties; or

                         (6) the failure of Employee to be able to perform Employee's duties hereunder for a period of not less than ninety (90) days by reason of disability. For purposes of this Amended Agreement, Employee shall be deemed to have become disabled when the Board of Directors of Employer, upon the advice of a qualified physician, shall have determined that Employee has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing Employee's duties under this Amended Agreement. Before making any termination decision pursuant to this Section 5
          (c)(5), the Board of Directors of Employer shall determine whether there is any reasonable accommodation (within the meaning of the Americans with Disabilities Act) which would enable Employee to perform the essential functions of Employee's position under this Amended Agreement despite the existence of any such disability. If such a reasonable accommodation is possible, Employer shall make that accommodation and shall not terminate Employee's employment hereunder based on such disability.

                   d. If Employee's employment is terminated for any of the reasons specified in Section 5(b) or (c), Employer shall no longer be obligated to make the payments specified under Section 3 or to pay to Employee any other compensation or benefits whatsoever. Notwithstanding the foregoing, if for any reason Employee's employment is terminated hereunder, any salary payable under Sections 3(a) or 3(b) which shall have been earned but not yet paid shall be paid by Employer to Employee or Employee's estate, as the case may be.

          6.       INVENTIONS AND CREATIONS BELONG TO EMPLOYER.

                   a. Any and all inventions, discoveries, improvements or creations (collectively, "Creations") which Employee has conceived or made or may conceive or make during the period of employment in any way, directly or indirectly, connected with Employer's business shall be the sole and exclusive property of Employer. Employee agrees that all copyrightable works created by Employee or under Employer's direction in connection with Employer's business are "works made for hire" and shall be the sole and complete property of Employer and that any and all copyrights to such works shall belong to Employer. To the extent any of the works described in the preceding sentence are not deemed to be "works made for hire," Employee hereby assigns all proprietary rights, including copyright, in these works to Employer without further compensation.

                   b. Employee further agrees to (i) disclose promptly to Employer all such Creations which Employee has made or may make solely, jointly or commonly with others during the period of employment to the extent connected with Employer's business, (ii) assign all such Creations to Employer, and (iii) execute and sign any and all applications, assignments or other instruments which Employer may deem necessary in order to enable Employer, at Employer's expense, to apply for, prosecute and obtain copyrights, patents or other proprietary rights in the

United States and foreign countries or in order to transfer to Employer all right, title and interest in said Creations.

          7. CONFIDENTIALITY; OWNERSHIP OF INFORMATION. Employer promises that Employer will, during the Term, provide Employee with access to such Confidential Information (as defined in Section 7(a)) owned by Employer and that is used in the operation of Employer's business as reasonably necessary to allow Employee to perform Employee's obligations hereunder. Employee acknowledges that Employer has agreed to provide Employee with a definite term of employment and with access to such Confidential Information of Employer during that term of employment.

                   a. DEFINITION. For purposes of this Amended Agreement, "Confidential Information" means any and all information relating directly or indirectly to Employer that is not generally ascertainable from public or published information or trade sources and that represents proprietary information to Employer, excluding, however, (i) Employees' business contacts,
(ii) information already known to Employee prior to Employee's employment with Employer, and (iii) information required to be divulged in any legal or administrative proceeding in which Employee is involved. Confidential Information shall consist of, for example, and not intending to be inclusive,
(A) software (source and object codes), algorithms, computer processing systems, techniques, methodologies, formulae, processes, compilations of information, drawings, proposals, job notes, reports, records and specifications, and (B) information concerning any matters relating to the business of Employer, any of its customers, prospective customers, customer contacts, licenses, the prices it obtains or has obtained for the licensing of its software products and services, or any other information concerning the business of Employer and Employer's good will.

                   b. NO DISCLOSURE. During the Term and at all times there after, Employee shall not disclose or use in any manner, directly or indirectly, and shall use Employee's best efforts and shall take all reasonable precautions to prevent the disclosure of, any such trade secrets or other Confidential Information, except to the extent required in the performance of Employee's duties or obligations to Employer hereunder or by express prior written consent of a duly authorized officer or director of Employer (other than Employee).

                   c. OWNERSHIP OF INFORMATION. Such Confidential Information is and shall remain the sole and exclusive property and proprietary information of Employer or Employer's customers, as the case may be, and is disclosed in confidence by Employer or permitted to be acquired from such customers in reliance on Employee's Amended Agreement to maintain such Confidential Information in confidence and not to use or disclose such Confidential Information to any other person except in furtherance of Employer's business.

                   d. RETURN OF MATERIAL. Upon the expiration or earlier termination of this Amended Agreement for any reason, Employee shall immediately turn over to Employer all documents, disks or other magnetic media, or other material in Employee's possession or under Employee's control that (i) may contain or be derived from Creations or Confidential Information, or (ii) are connected with or derived from Employee's services to Employer. Employee shall not

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

retain any Confidential Information in any form (e.g., computer hard drive, microfilm, etc.) upon the expiration or earlier termination of this Amended Agreement.

          8. NONCOMPETE; WORKING FOR COMPETITOR. In consideration of Employee's employment by Employer, Employee will not, at any time during the Term or at any time for twenty-four (24) months subsequent to any termination of Employee's employment pursuant to the provisions of Section 5(c) or the voluntary termination of employment by Employee pursuant to Section 2, directly or indirectly, within the United States, Canada, Mexico, South America or Europe, for Employee's own account or on behalf of any direct competitors of Employer, engage in any business or transaction involving the design, installation, integration, service or consulting with respect to voice recognition software designs and applications (whether as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity), without the prior written consent of Employer, which consent may be withheld by Employer in Employer's sole and absolute discretion.

          9. NON-SOLICITATION OF EMPLOYEES. During the Term and for a period of twenty-four (24) months after the date of termination of employment, Employee will not in any way, directly or indirectly (i) induce or attempt to induce any employee of Employer to quit employment with Employer; (ii) otherwise interfere with or disrupt Employer's relationship with its employees; (iii) solicit, entice or hire away any employee of Employer; or (iv) hire or engage any employee of Employer or any former employee of Employer whose employment with Employer ceased less than one year before the date of such hiring or engagement. Employee acknowledges that any attempt on the part of Employee to induce others to leave Employer's employ, or any effort by Employee to interfere with Employer's relationship with its other employees would be harmful and damaging to Employer.

          10. EMPLOYEE'S ACKNOWLEDGEMENT. It is the express intention of Employee and Employer to comply with sections 15.50 et seq. of the Texas Business and Commerce Code in effect as of the date of execution hereof. Employee stipulates that the provisions of this Amended Agreement are not oppressive or overly burdensome to Employee and will not prevent Employee from earning an income following termination of this Amended Agreement. Employee warrants and represents that:

                   a. Employee is familiar with non-compete and non-solicitation covenants;

                   b. Employee has discussed or acknowledges the opportunity to discuss the provisions of the non-compete and non-solicitation covenants contained herein with Employee's attorney and has concluded that such provisions (including, without limitation, the right to equitable relief and the length of time provided for herein) are fair, reasonable and just under the circumstances;

                   c. Employee is fully aware of the obligations, limitations and liabilities included in the non-compete and non-solicitation covenants contained in this Amended Agreement;

                   d. The scope of activities covered hereby are substantially similar to those activities to be performed by Employee under this Amended Agreement;

                   e. The twenty-four (24) month non-compete and non-solicitation period is a reasonable restriction, giving consideration to the following factors: (1) Employee and Employer reasonably anticipate that this Amended Agreement, although terminable under certain provisions, will continue in effect for sufficient duration to allow Employee to attain superior bargaining strength and an ability for unfair competition with respect to the customers covered hereby; (2) the duration of the twenty-four (24) month non-compete and non-solicitation period is a reasonably necessary period to allow Employer to restore its position of equivalent bargaining strength and fair competition with respect to those customers covered hereby; and (3) historically, employees of all types have remained with Employee for a duration of longer than the duration of the twenty-four (24) month non-compete and non-solicitation period; and

                   f. The limitations contained in this Amended Agreement with respect to geographic area, duration and scope of activity are reasonable; however, if any court shall determine that the geographic area, duration or scope of activity of any restriction contained in this Amended Agreement is unenforceable, it is the intention of the parties that such restrictive covenants set forth herein shall not thereby be terminated, but shall be deemed amended to the extent required to render such covenants valid and enforceable.

          11. REMEDIES; INJUNCTION. In the event of a breach or threatened breach by Employee of any of the provisions of this Amended Agreement, Employee agrees that Employer, in addition to and not in limitation of any other rights, remedies or damages available to Employer at law or in equity, shall be entitled to a permanent injunction without the necessity of proving actual monetary loss in order to prevent or restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employees and/or any and all persons directly or indirectly acting for or with Employee. It is expressly understood between the parties that this injunctive or other equitable relief shall not be Employer's exclusive remedy for any breach of this Amended Agreement, and Employer shall be entitled to seek any other relief or remedy which it may have by contract, statute, law or otherwise for any breach hereof.

          12. ARBITRATION. The parties agree that all disputes or questions arising in connection with this Amended Agreement and/or the termination of Employee's employment hereunder shall be settled by a single arbitrator pursuant to the rules of the American Arbitration Association in the City of Houston, Texas, and the award of the arbitrators shall be final, non-appealable, conclusive and enforceable in a court of competent jurisdiction; provided, however, notwithstanding the foregoing, in no event shall any dispute, claim or this Amended Agreement arising under Sections 6, 7, 8, and 9 of this Amended Agreement that requires injunctive or other equitable relief be required to be submitted to arbitration pursuant to this provision or otherwise.

          13. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Employer and Employee as follows:

                                       8
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     If to Employer, at:         Applied Voice Recognition, Inc.
                                 1717 St. James Place, Suite 242
                                 Houston, Texas  77057
                                 Attention:  Executive Committee

     with a copy to:             Boyar, Simon & Miller
                                 4265 San Felipe, Suite 1200
                                 Houston, Texas  77027
                                 Attention:  J. William Boyar, Esq.
                                 Facsimile No.:  (713) 552-1758

     or, if to Employee, at:     Mr. Timothy J. Connolly
                                 8602 Pasture View Lane
                                 Houston, Texas 77024

Notices shall be deemed properly delivered and received when and if either: (i) personally delivered; (ii) delivered by nationally-recognized overnight courier;
(iii) when deposited in the U.S. Mail, by registered or certified mail, return receipt requested, postage prepaid; or (iv) sent via facsimile transmission with confirmation mailed by regular U.S. mail. Any party may change its notice address for purposes hereof to any address within the continental United States by giving written notice of such change to the other parties hereto at least fifteen days prior to the intended effective date of such change.

          14. SEVERABILITY. If any provision of this Amended Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Employer and Employee shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all the remaining provisions of this Amended Agreement shall remain in full force and effect.

          15. ASSIGNMENT. This Amended Agreement may not be assigned by any party without the prior written consent of the other parties.

          16. BINDING AMENDED AGREEMENT. This Amended Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective legal representatives, heirs, successors and permitted assigns.

          17. GOVERNING LAW. This Amended Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

          18. ATTORNEYS FEES. In the event of any dispute between the parties regarding this Amended Agreement, the prevailing party shall be entitled to be reimbursed for such prevailing party's attorneys fees and costs of court by the non-prevailing party.

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

          19. AMENDED AGREEMENT READ, UNDERSTOOD AND FAIR. Employee has carefully read and considered all provisions of this Amended Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of Employer.

          20. STOCK OPTION PLAN. On the date, if ever, that Employer completes a spin-off of any of its wholly-owned subsidiaries in an initial public offering (the "Spin-Off IPO"), Employee shall be granted stock options entitling Employee to purchase two percent (2%) of the shares of the spun off subsidiary outstanding after the completion of the Spin-Off IPO (the "Options"). Employer agrees to take all reasonable steps to make such Options available in conjunction with the Spin-Off IPO. The granting instrument for the Options will provide, in addition to other terms set forth therein, that (i) the purchase price for the Options shall be the lowest price of any options granted to employees of Employer or such spun off subsidiary in connection with the Spin-Off IPO, and (ii) the Options will vest monthly over the greater of (A) 12 months after the grant or (B) the remaining term of this Agreement.

          21. CHANGE OF CONTROL. A "Change in Control" shall be deemed to have occurred if (i) in the context of a single event or series of related events, more than 50% of the voting power of Employer's outstanding securities entitled to vote in elections of directors shall be acquired by any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than by any person which includes Employee, or (ii) as the result of a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, the persons who were directors of Employer immediately before the transaction shall cease to constitute a majority of the Board of Directors of Employer or any successor to Employer. In the event of a Change in Control and any Change in Control Qualifying Event (as herein defined) shall occur, Employee shall be permitted to terminate his employment within six (6) months of such Change in Control Qualifying Event and notwithstanding such termination, Employee shall be entitled to receive his Base Salary for the remaining Term of this Agreement. In addition, any stock options granted to Employee pursuant to this Agreement shall immediately vest as of such termination date; however, Employee shall not be eligible to receive any bonus earned pursuant to Section 3(c) of this Agreement for any quarter beyond the quarter in which Employee's employment is terminated. For purposes hereof, a Change in Control Qualifying Event shall include (i) a significant diminution, without mutual agreement of the parties, in the nature and scope of Employee's authority, power, functions or duties, (ii) Employer assigns to Employee, without mutual agreement of the parties, substantial additional duties or responsibilities which are inconsistent with the duties of Employee under this Agreement, or (iii) Employer transfers Employee from the principal office of Employer. Employer and Employee agree that if Employee does a spin-off initial public offering of e-DOCS Health Care Information Services, Inc., and none of the circumstances described in subsections (i), (ii) or (iii) above apply, such transaction will not be a Change of Control for purposes of this Section 20. Employer and Employee further agree that notwithstanding the foregoing provisions of this Section 21, there will be no Change of Control Qualifying Event if Employee and/or his controlled entities in their capacities as shareholders of Employer vote in favor of such transaction that results in a Change of Control if such transaction is an all cash transaction.

          22. GROSS-UP PROVISION. If any portion of any payments received by Employee from Employer shall be subject to tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended or any successor statutory provision, Employer shall pay to Employee such additional amounts as are necessary so that, after taking into account any tax imposed by Section 4999 (or any successor statutory provision), and any federal and state income taxes payable on any such tax, the Employee is in the same after-tax position that he would have been if such Section 4999 or any successor statutory provision did not apply and no payments were made pursuant to this Section 22.

          23. OFF-SITE OFFICE. During the term of this Agreement, Employer shall bear the cost of an office for Employee and Employee's executive assistant at a location mutually acceptable to Employer and Employee, including rent, telephone, computer, internet access, cellular phone, office supplies and entertainment expenses, all according to budgets established from time to time by the mutual agreement of Employer and Employee.

          24. MISCELLANEOUS. This Amended Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the terms hereof. Except as amended hereby, the Agreement, as amended by the Amendment, is presently in full force and effect in accordance with its terms. If any part of this Amended Agreement shall be held invalid, illegal or unenforceable, then such provision shall be deleted from this Amended Agreement and the remainder of this Amended Agreement shall not be affected thereby.


                 (Remainder of Page Intentionally Left Blank)

          IN WITNESS WHEREOF, the parties have executed this Amended Agreement on this 2nd day of February, 2000, effective as of the Effective Date.

                                           EMPLOYER:

                                           APPLIED VOICE RECOGNITION, INC., a
                                           Delaware corporation


                                           By:  /s/ Mark Navarro
                                              -------------------------------
                                                Mark Navarro,
                                                Secretary


                                           EMPLOYEE:


                                                /s/ Timothy J. Connolly
                                             -------------------------------
                                             TIMOTHY J. CONNOLLY



                               Signature Page to
                          First Amended and Restated
                             Employment Agreement
                             (Timothy J. Connolly)

                                  ATTACHMENT I

                        1999 BONUS PERFORMANCE CRITERIA


          Employer will have achieved both (i) a Revenue Run Rate based on the average accrual basis gross revenues from medical transcription services and sales of products (but not extraordinary consulting services) for November and December, 1999 of no less than $898,000 per month, and (ii) average EBITDA for November and December, 1999 of no less than $227,000 per month.